Exhibit 10.1

July 31, 2025

CONFIDENTIAL

Diane Nguyen
[*****]
[*****]

RE: Fourth Amendment to Amended and Restated Employment Agreement (the “Agreement”)

Dear Diane,

I’m pleased to share with you the changes set forth below with respect to your employment with D-Wave Commercial Inc. (the “Company”). For purposes of the Agreement, all references to Employment Agreement shall refer to your Full-Time Employment Agreement dated March 4, 2022, as amended by that certain letter agreement dated July 10, 2023, that certain letter agreement dated April 17, 2024, the Third Amendment to Amended and Restated Employment Agreement dated May 6, 2025, and this Agreement.

1.    A promotion to the position of Executive Vice President, Chief Legal Officer, & General Counsel of the Company (the “Promoted Position”), effective July 31, 2025 (the “Effective Date”);

2.    An increase in your Base Salary to $381,000 US per year (less taxes and withholdings required by law), effective July 31, 2025, which Base Salary may be increased, from time to time, as approved by the Compensation Committee of the Board of Directors of D-Wave Quantum Inc. (“D-Wave”) (with the term “Base Salary,” for all purposes under the Employment Agreement, to refer to the Base Salary as in effect from time to time);

3.    You will continue to be eligible to participate in the D-Wave Annual Incentive Plan (the “AIP”) and any performance-based incentive plan in a future year that applies to permanent full-time employees of the Company who are at the level of Executive Vice President. Payment of any bonus to you is subject to the terms and conditions of the applicable AIP. Your on-target bonus under any applicable AIP, effective July 31, 2025, will be 70% of your Base Salary, pro-rated, based on achievement of the corporate objectives under the applicable AIP. The adoption of, terms of, funding of, and setting and evaluation of achievement of the corporate objectives shall be and remain in the sole discretion of the Board of Directors of the Company;

4.    In connection with the Promoted Position, the Board of Directors of D-Wave approved a promotional grant of $250,000 of restricted stock units under the 2022 Equity Incentive Plan of D-Wave; and

5.    For the avoidance of doubt, beginning on the Effective Date, you will also hold the Promoted Position with D-Wave for no additional compensation, provided you continue to serve as an authorized house counsel with the Florida Bar or any other U.S. State bar in the State in which you reside.

Details of the equity award listed above will be set out in the applicable award agreement (the “Award Agreement”), and will be subject to you acknowledging the Award Agreement.

All other terms of your employment will remain as set out in your Employment Agreement.

Diane, thank you for your continued commitment to our team.

Sincerely,

/s/ Alan Baratz
Alan Baratz
CEO

ACCEPTED BY:
/s/ Diane Nguyen
Diane Thi-Dong-Quan Nguyen
Date: July 31, 2025